EXHIBIT F-3

                                          May 15, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

       Re:  Cinergy Corp., et al./ File No. 70-9015

Ladies and Gentlemen:

       I am Associate General Counsel of Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act") and am furnishing this opinion as an exhibit to the Application-Declaration on Form U-1 in the above docket, as previously amended and as proposed to be further amended by Amendment No. 2 thereto filed herewith (such amended statement, including any further amendments, if any, thereto, the "Application") filed by Cinergy and certain of its direct and indirect
subsidiary companies   namely, Cinergy Investments, Inc. ("Investments"),
Cinergy Services, Inc. ("Cinergy Services"), The Cincinnati Gas & Electric Company ("CG&E"), The Union Light, Heat and Power Company ("ULH&P"), The West Harrison Gas and Electric Company ("West Harrison"), Lawrenceburg Gas Company ("Lawrenceburg"), Miami Power Corporation ("Miami"), Tri-State Improvement Company ("Tri-State"), KO Transmission Company ("KO") and PSI Energy, Inc. ("PSI" and, collectively with the aforementioned companies, the "Applicants"). Capitalized terms used herein but not defined herein have the respective meanings assigned thereto in the Application.

       In the Application, Applicants request authority to engage in the following transactions (collectively, "Proposed Transactions"), in each case through December 31, 2002: (1) in connection with the continued use of the Money Pool, (a) PSI, ULH&P, Lawrenceburg, West Harrison and Miami propose to make loans to and incur borrowings from one another thereunder, and (b) Cinergy, Cinergy Services, CG&E, Tri-State and KO propose to make loans to PSI, ULH&P, Lawrenceburg, West Harrison and Miami thereunder; (2) PSI, ULH&P, Lawrenceburg, West Harrison and Miami propose to incur short-term bank borrowings and PSI proposes to issue and sell commercial paper; and (3) Cinergy and Investments propose to guarantee (each, a "Guarantee") the debt or other obligations of (a) certain existing Cinergy system companies and (b) companies whose securities may be acquired by Cinergy or any subsidiary thereof from time to time pursuant to and in accordance with rule 58 under the Act.

       In connection with this opinion, I have reviewed the Application and such other documents, records and other materials as I have deemed necessary or appropriate in order to render this opinion.

       I am a member of the Bar of the State of Indiana and the opinions expressed below are limited solely to matters governed by the laws of such State.

       Based upon and subject to the foregoing, and assuming that the Proposed Transactions are carried out (i) in accordance with the Application and the Commission's order to be issued granting and permitting the Application to become effective and (ii) in accordance with all other requisite approvals and authorizations, regulatory, corporate or otherwise, I am of the opinion that:

       a. PSI, Lawrenceburg, West Harrison and Miami are validly incorporated and duly existing under the laws of the State of Indiana.

       b. All state laws applicable to the Proposed Transactions will have been complied with.

       c. With reference to transactions under the Money Pool, PSI, Lawrenceburg, West Harrison and Miami will legally acquire any promissory notes or other evidences of indebtedness to be issued to either of them by any borrowing Applicant in exchange for loans to such Applicant thereunder.

       d. All notes or other evidences of indebtedness to be issued by PSI, Lawrenceburg, West Harrison and Miami pursuant to the Proposed Transactions, whether in connection with short-term borrowings under the Money Pool or from banks or, in PSI's case, the issuance of commercial paper, will be valid and binding obligations of PSI, Lawrenceburg, West Harrison or Miami, as the case may be, in each case enforceable in accordance with the terms thereof, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by applicable principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity).

       e. the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by PSI, Lawrenceburg, West Harrison or Miami or any associate company thereof.

       I hereby consent to the use of this opinion in connection with the Application.

                                         Very truly yours,


                                         /s/ Ronald J. Brothers
                                         Associate General Counsel